EXHIBIT 99





United HealthCare Corporation        HealthWise of America
Contact:  Bernard McDonagh      Contact:  Ken Melkus
Vice President, Investor Relations   Chairman and Chief Executive Officer
(612) 936-7214                        (615) 385-4666

Susan Busch                     Harold D. Simpson
Director, Communications             Vice President and Chief Financial
(612)992-5132                             Officer
                                     (615) 385-4666



UNITED HEALTHCARE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
HEALTHWISE OF AMERICA, INC.


                       MINNEAPOLIS, MN and NASHVILLE, TN (February 1, 1996) -- United HealthCare Corporation (NYSE: UNH) and HealthWise of America, Inc. (NASDAQ: HOAM) said today they have signed a definitive agreement under which United HealthCare will acquire HealthWise of America, Inc. HealthWise, which is based in Nashville, Tennessee, owns and operates health maintenance organizations in Maryland, Kentucky, Tennessee and Arkansas with current enrollment of approximately 154,000 members. In addition, HealthWise has recently received an HMO license in Virginia and is expanding its Maryland operations into Washington, D.C.

Completion of the acquisition, which is subject to the customary closing conditions, including receipt of regulatory approvals and approval by HealthWise shareholders, is expected during the second quarter. Shareholders representing approximately 20 percent of the outstanding shares have agreed to vote in favor of the transaction.

(more)

Page 2 of 3

Terms of the agreement call for United HealthCare to issue approximately 4.6 million shares of common stock in exchange for all outstanding equity ownership and stock options in HealthWise of America, with each share of common stock of HealthWise of America being converted into 0.6475 of a share of common stock of United HealthCare. United expects the transaction to be non-dilutive to earnings.

United HealthCare will file a registration statement with the Securities and Exchange Commission and will apply to The New York Stock Exchange for listing of the shares of its common stock to be issued in the transaction. The transaction will be accounted for as a pooling-of-interests. A one-time non-operating charge associated with the professional fees and other direct
merger costs is expected to be reported in the quarter ending       June 30,
1996.

William W. McGuire, M.D., CEO of United HealthCare, said that the two companies saw significant benefits emerging from the combination. These included strengthening of capabilities in high growth markets and expansion of products available to consumers. In particular, the acquisition allows for:

       UHC to gain access to established and strong operational managed care infrastructures in markets that are still relatively under-penetrated and where UHC has a significant presence through its MetraHealth clients. These include Maryland, the District of Columbia, Virginia and Kentucky. UHC currently serves over 400,000 people in these markets.
       The combination of overlap health plans in the largely unpenetrated and high growth markets of Tennessee and Arkansas where UHC has experienced
       strong growth.   In these areas, UHC s health plans and other products
       serve nearly 280,000 people.
       The opportunity to rapidly expand services to Medicare beneficiaries through the existing Medicare risk program of HealthWise in Maryland, a state with nearly 580,000 eligibles with less than 2% currently enrolled in HMOs.

Page 3 of 3

McGuire added that the combination fit well into United s strategy of having strong local management and operating infrastructure in place to serve people with multiple product needs particularly in areas of high future growth potential.

HealthWise of America Chief Executive Officer, Ken Melkus said, Through the combination of our efforts with United HealthCare we are gaining access to the products, technology and financial strength of the premier health care services firm in the United States. United HealthCare is committed, as are we, to providing high quality, cost effective health care services. By combining our efforts with those of United, we will be able to preserve these values as we undergo significant growth in our markets. We believe this transaction to be attractive to our shareholders, employees, clients and the many health care providers who have joined with us in offering quality health care at reasonable costs.

United HealthCare now serves over 40 million individuals through its various products, including managed care and indemnity programs, as well as managed mental health and substance abuse services; utilization management; workers compensation and disability management services; specialized provider networks; third-party administration (TPA) services; employee assistance services; Medicare and managed care programs for the aged; managed Medicaid services; managed pharmacy; health care evaluation services; information systems; and administrative services.

###